EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Announces Technology Partnership Agreement
with Fujitsu Siemens Computers
CARLSBAD, Calif.- January 24, 2006 — Dot Hill Systems Corp. (NASDAQ:HILL), a market leader in providing flexible storage offerings and responsive service to OEMs and system integrators, today announced that it has entered into a strategic technology partnership with Fujitsu Siemens Computers. The partnership covers joint development of storage solutions utilizing key components and patented technologies from Dot Hill including storage controllers, data management software functionality and highly efficient and reliable packaging. The expected length of the original term is five years.
The new products will be added to the Fujitsu Siemens Computers’ FibreCAT® storage product family and will be targeted at the entry level and SMB markets. The products will feature 4Gb Fibre Channel, iSCSI or Serial Attached SCSI (SAS) connectivity and will be compliant with RoHS and WEEE standards.
“Dot Hill’s focus on strategic technology relationships with its customers was a key basis for our choosing to partner with Dot Hill,” said Dr. Helmut Beck, vice president storage, Fujitsu Siemens Computers. “The combined storage technologies of Dot Hill and Fujitsu Siemens Computers will allow us to offer a strong solution portfolio to our channel partners and customers. These innovations will also complement our PRIMERGY server, which is a proven success in the SMB market segment.”
“The partnership with Fujitsu Siemens Computers signifies another step forward in our strategic goal to remain an industry leader in delivering state-of-the-art storage technology and solutions to our customers worldwide,” said Dana Kammersgard, president, Dot Hill. “The two companies have been working collaboratively to deliver the highest quality storage solutions to the entry-level market, and we look forward to many successes over the period of the relationship.”

Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end of life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24x7x365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet II® and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Certain statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding Dot Hill’s continued relationship with Fujitsu Siemens Computers, and the success of that relationship. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The risks that contribute to the uncertain nature of the forward-looking statements include: the risk that Fujitsu Siemens Computers may cancel significant orders, revise its product forecasts or terminate its agreement with Dot Hill; the fact that there are no minimum purchase requirements in the agreement between Dot Hill and Fujitsu Siemens; changing customer preferences in the Open Systems computing market; and other unforeseen supply, technological, intellectual property or engineering issues. However, there are many other risks not listed here that may affect the future business and financial results of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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